                                                                   EXHIBIT 10.88

February 18, 1999



Mr. Jong-Won Chang
Legal Team
Samsung, Corning Co., Ltd.
472 Shin-dong Paldal-gu
Suwon Si Kyunggi-do
Korea

RE:  Conditional Agreement Reached on Conversion of Debt to Equity


Dear Mr.Chang:

As of today, Transpac, Texas Instruments, ORIX Leasing, DBS Bank, NS Electronics and our secured creditor Motorola conditionally agreed to the debt-for-equity conversion essentially as outlined in this proposal submitted by Microelectronic Packaging, Inc. ("MPI") and its investment banker and financial advisors, L. H, Friend, Weinress, Frankson & Presson, Inc. ("LH Friend"). The acceptance of the attached proposal by these creditors is conditional upon agreement of the same proposal by the remaining creditors. In addition, in fairness to all the creditors and due to financial constraints, MPI could not complete this conversion without the acceptance by all of the creditors.

We are hopeful that Samsung Corning ("Samsung") will accept the attached proposal. If you agree, your acceptance of this proposal will, of course, be subject to 1) the completion and execution of a definitive agreement to be drafted by MPI's legal counsel, and 2) the approval by MPI's shareholders. MPI will obtain a fairness opinion relating to conversion on these terms from LH Friend, and MPI anticipates its shareholders will approve the conversion at a special meeting of shareholders to be held as soon as possible.

In the attached proposal summary, MPI will convert the Asian debt into MPI Preferred Stock which will be convertible into MPI Common Stock on a one-for-one basis at $0.51 per share. Considering Samsung's Settled Debt amount of US$186,940.00, Samsung would receive sufficient Preferred Stock to convert into a minimum of 366,549 shares of MPI Common Stock.

Now that the creditors listed above have conditionally agreed to this proposal, we need your concurrence by signing your acceptance at the bottom of this letter. As indicated, we will immediately commence preparation of the legal documents for you and your legal advisors' review. All creditors will receive the identical conversion rate of $0.51 per share; this will be so noted in the agreement between MPI and each creditor.

Mr. Chang
Page 2


Thank you kindly for all your help in our efforts to complete this debt-for-equity conversion. Please call me at 619-292-7000, extension 3014 if you have any questions or desire further information.

Best Regards,



Denis J. Trafecanty
Senior Vice President
Chief Financial Officer



CC:  Andrew K. Wrobel, Chairman, CEO and President, MPI
     Robert W. Campbell, Managing Director, LH Friend
     Van E. Haynie, Esq., Ross, Dixon & Bell



AGREED AND ACCEPTED:



  /s/ JW Chang
--------------------                  --------------------
  Signature                                     Date